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                                                                   Exhibit 10.31


[EMERSON LOGO]
EMERSON RADIO CORP. 9 ENTIN ROAD, P.O. BOX 430,
PARSIPPANY, NEW JERSEY 07054-0430  (973)884-5800



                          Effective as of May 10, 2006




Via hand delivery
-----------------

Mr. John D. Florian, CPA
106 Sunset Road
Pompton Plains, NJ 07444

Dear John:

Pursuant to your recent discussions with Emerson management, this will confirm, effective as of the above date, your promotion to Deputy
Chief Financial Officer of Emerson Radio Corp. and the continuation of your at will employment with the Company, at an annual salary of $135,000.00, payable in accordance with the Company's payroll practices. You will retain your title as Controller and be eligible for a bonus at Emerson's discretion on an annual basis.

Naturally, you will be entitled to a continuation of your normal employee benefits including medical coverage, long term disability coverage and life insurance, 401K, holidays, vacation, etc. as outlined in Emerson's Employee Benefits & Practices Booklet, a copy of which you have already received and the terms of which have been and will continue to be applicable to your employment. This agreement supercedes any previous agreement.

If the above accurately reflects your understanding, please sign where indicated below and return to my attention. If you have any questions regarding the above, please feel free to contact me at your convenience. On behalf of everyone at Emerson, congratulations on your promotion!

Sincerely,                               Agreed and Accepted:

/s/ Adrian Ma                            /s/ John D. Florian
-------------------------------          --------------------------
Adrian Ma                                John D. Florian
Chief Executive Officer and              Date: May 10, 2006
Chairman of the Board

cc: G. Jurick